LETTER OF TRANSMITTAL
to
Put Class 1 Units of
JCM PARTNERS, LLC
at
$2.78 Per Class 1 Unit
Pursuant to Exercise Notice dated July 20, 2005

YOUR RIGHT TO EXERCISE YOUR CLASS 1 PUT RIGHT WILL EXPIRE AT
5:00 P.M., CALIFORNIA TIME, ON WEDNESDAY, SEPTEMBER 28, 2005.
To exercise your Class 1 Put Right, this Letter of Transmittal shall be returned to:

JCM Partners, LLC		JCM Partners, LLC
P.O. Box 3000		2151 Salvio Street, Suite 325
Concord, CA 94522-3000		Concord, CA 94520
(delivery by mail)	or	(delivery by overnight courier or in person)
The method of delivery of this Letter of Transmittal is at the option and risk of the putting Class 1 Unit holder. The delivery will be deemed made only when actually received by JCM Partners, LLC. If the delivery is by mail, registered mail with return receipt is recommended. If delivery is in person, a receipt should be obtained. If delivery is by overnight courier, evidence of confirmation of receipt should be obtained. In all cases, sufficient time should be allowed to ensure timely delivery.
*****For help completing this Letter of Transmittal, call Investor Services at 888-880-1966*****
THE INSTRUCTIONS CONTAINED IN THIS LETTER OF TRANSMITTAL AND THE INFORMATION PROVIDED IN THE EXERCISE NOTICE SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.
1.	The undersigned hereby submits to JCM Partners, LLC, a Delaware limited liability company (the “Company”), the Class 1 Units set forth below (the “Put Class 1 Units”), pursuant to the terms and conditions set forth in the Exercise Notice, dated July 20, 2005, and in this Letter of Transmittal (the “Terms”).

2.	Subject to the Terms, the undersigned hereby sells, assigns and transfers to the Company all right, title and interest in and to the Put Class 1 Units. The undersigned understands that the sale of the Put Class 1 Units is irrevocable and the undersigned may not withdraw the Put Class 1 Units.

3.	By signing below, the undersigned hereby acknowledges and makes all of the representations, warranties and agreements set forth in Section 20 of the Exercise Notice, which are incorporated herein. The undersigned understands that the signature(s) below must be guaranteed by a member of an approved Signature Guarantee Medallion Program and that failure to do so will result in the rejection of this transmittal letter.
(Continued on Back)

Certificate No: 5021
Computer Management Corp, MPPP&T
I/we authorize JCM Partners, LLC to purchase the number of Class 1 Units below at a price equal to $2.78 per Class 1 Unit, subject to the adjustment described in Section 2.6 of the Exercise Notice, on or before June 30, 2007 (you may select only one option):

Check One Box
Choice 1 :	All of my 710,035 Class 1 Units	☑

Choice 2 :	The number of my Class 1 Units set forth below:	☐

(If selecting Choice 2, write in number of Class 1 Units being sold to the Company)
If any of the put Class 1 Units are held of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

/s/ M.W. Vanni	9/28/5

Signature	Date

Signature	Date
If signature is by trustee(s), executor(s), administrator(s), guardian(s), attorney(s)-in-fact, agent(s), officer(s) of a corporation or other entity, or other person acting in a fiduciary or representative capacity, please provide the following:

MICHAEL VANNI	Trustee

Print Name	Capacity

Print Name	Capacity

Medallion Signature Guarantee:

Signature(s) must be guaranteed by a member of an approved Signature Guarantee Medallion Program.

The Medallion Signature Guarantee can be obtained from the bank where you have an account or at any registered brokerage firm.
Medallion Stamp Area